UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 29, 2008, Wachovia Corporation (“Wachovia”) announced its intention to sell to Citigroup Inc., (“Citigroup”) Wachovia’s retail bank, corporate and investment bank and wealth management business. According to the announcement, “Wachovia Corporation will remain a public company with two main operating subsidiaries: Wachovia Securities, the nation’s third largest brokerage firm, and Evergreen Asset Management, a leading provider of asset management services.” Wachovia’s announcement states that the transaction, which it expects to close before year-end, is subject to approval of Wachovia shareholders and appropriate regulatory approvals.

Wachovia Securities Joint Venture Arrangements

As previously reported, on July 1, 2003, Prudential Financial, Inc. (the “Company”) combined its retail securities brokerage and clearing operations with those of Wachovia and formed Wachovia Securities, a joint venture headquartered in St. Louis, Missouri (“Wachovia Securities”). Earnings of the Company’s Financial Advisory segment reflect the Company’s share of the earnings of the joint venture. Set forth below is a discussion of certain aspects of the Wachovia Securities joint venture in light of Wachovia’s proposed transaction with Citigroup referred to above.

As of December 31, 2007, the Company had a 38% ownership interest in the joint venture with Wachovia owning the remaining 62%. On October 1, 2007, Wachovia completed the acquisition of A.G. Edwards, Inc. for $6.8 billion and on January 1, 2008 combined the retail securities brokerage business of A. G. Edwards with Wachovia Securities. As previously disclosed, the Company elected the “lookback” option under the terms of the agreements relating to the joint venture. The “lookback” option permits the Company to delay for two years following the combination of the A.G. Edwards retail securities brokerage business with Wachovia Securities the Company’s decision to make or not make payments to avoid or limit the dilution of its ownership interest in the joint venture. During this “lookback” period, the Company’s share in the earnings of the joint venture and one-time costs associated with the combination of the A.G. Edwards retail securities brokerage business with Wachovia Securities is based on the Company’s diluted ownership level, which is in the process of being determined.

Any payments at the end of the “lookback” period to restore all or part of the Company’s ownership interest in the joint venture will be based on the appraised or agreed value of the joint venture excluding the A.G. Edwards retail securities brokerage business as well as the A.G. Edwards retail securities brokerage business. In such event, the Company would also need to make a true-up payment of one-time costs incurred during the “lookback” period associated with the combination to reflect the incremental increase in its ownership interest in the joint venture. Alternately, at the end of the “lookback” period, the Company may “put” its joint venture interests to Wachovia, based on the appraised value of the joint venture, excluding the A.G. Edwards retail securities brokerage business, as of January 1, 2008, the date of the combination of the A.G. Edwards retail securities brokerage business with Wachovia Securities.

The Company also retains its separate right to “put” its joint venture interests to Wachovia at any time after July 1, 2008 based on appraised value of the joint venture, including the A.G. Edwards business, determined as if it were a public company and including a control premium such as would apply in the case of a sale of 100% of its common equity. However, if in connection with the “lookback” option the Company elects at the end of the “lookback” period to make payments to avoid or limit dilution, the Company may not exercise this “put” option prior to the first anniversary of the end of the “lookback” period. The agreements between the Company and Wachovia also give the Company put rights, and Wachovia call rights, in certain other specified circumstances, at prices determined in accordance with the agreements.

As of June 30, 2008, the Company’s interests in the joint venture, based upon the existing joint venture documents, the Company’s estimate of its diluted ownership interest in the joint venture and the estimated value assigned to the Company’s “put” and other rights described above, had a pre-tax book value of approximately $2.8 billion.

Notwithstanding Wachovia’s proposed transaction with Citigroup, the Company’s “put” rights described above remain in effect, with Wachovia as our counterparty.

The Company continues to evaluate the effect, if any, of Wachovia’s proposed transaction with Citigroup on the joint venture arrangements.

Investments in Securities Issued by Wachovia Corporation and Wachovia Securities

In light of Wachovia’s proposed transaction with Citigroup, the Company reports that, as of September 29, 2008, securities issued by Wachovia or its affiliates included in fixed maturities available for sale amounted to $478 million for the Financial Services Businesses (including $397 million of subordinated debt issued by Wachovia Securities) and $31 million for the Closed Block Business based on amortized cost. Fair value at that date was approximately 85% of amortized cost for the Financial Services Businesses and approximately 83% of amortized cost for the Closed Block Business. The Company continues to evaluate the status of these securities to determine the extent, if any, of other-than-temporary impairments to be recorded in respect of these securities for the quarter ending September 30, 2008.

Other Contractual and Commercial Arrangements

In the ordinary course of business, the Company has also entered into other contractual and commercial arrangements with or involving Wachovia and its affiliates. The Company is evaluating these arrangements.

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“Adjusted operating income” differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary